Exhibit 99.1

Famous Dave’s of America, Inc. Appoints Eric Hirschhorn

To Board of Directors and Reports Results For First Quarter Fiscal 2017

MINNEAPOLIS, May 15, 2017 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that its Board of Directors has appointed experienced industry executive, Eric Hirschhorn, to the Board, effective May 15, 2017. Mr. Hirschhorn has served in various capacities at Restaurant Brands International, most recently as the President of Burger King Canada. Prior to joining Restaurant Brands International, Mr. Hirschhorn served as general counsel of 3G Capital, where he served as key counsel in the acquisition of Burger King.

Chuck Mooty, Chairman of the Board, commented “I am delighted to welcome Eric to the Board of Directors. His deep industry experience will be instrumental in assisting the rest of the Board and Management team in revitalizing this wonderful Brand.”

Today, the Company reported financial results for the first quarter ending April 2, 2017.

Highlights for the first quarter of 2017:

•	Franchise-operated comparable restaurant sales decreased 4.8%

•	Company-owned comparable restaurant sales decreased 3.3%

•	Restaurant-level operating margin increased to 2.8%, from 2.1% during the first quarter of 2016.

•	Closed one franchise-operated restaurant

•	Closed two Company-owned restaurants

Key Operating Metrics

	Three Months Ended
	April 2, 2017	April 3, 2016
Restaurant count:
Franchise-operated	138	141
Company-owned	35	37

Total	173	178

Comparable restaurant sales %:
Franchise-operated	(4.8)%	(6.1)%
Company-owned	(3.3)%	(7.7)%

Total	(4.5)%	(6.3)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$100,389	$104,112

Net (loss) income from continuing operations	$(1,246)	$149

Adjusted net loss from continuing operations(2)	(332)	(22)

Net (loss) income from continuing operations, per share	$(0.18)	$0.02

Adjusted net loss from continuing operations, per share(2)	(0.05)	—

Adjusted EBITDA(2)	$363	$1,126

(1)	System-wide restaurant sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.
(2)	Adjusted net (loss) income and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables. See “Non-GAAP Reconciliation.”

First Quarter 2017 Review

Total revenue for the quarter was $22.0 million, down 6.4% from the first quarter of 2016. The decrease in Company-owned revenue was primarily driven by a comparable sales decline of 3.3% and the net closure of two restaurants. The declines in franchise royalty and fee revenue were driven by a comparable sales decline of 4.8%, the net closure of three franchise-operated restaurants, and the prior year’s franchise fee revenues associated with the signing of two area development agreements in the first quarter of 2016.

Restaurant-level operating margin for Company-owned restaurants was 2.8%, an increase from 2.1% in the first quarter of 2016. The improvement was primarily driven by the continued focus on our actual versus theoretical food cost initiative, commodity deflation, more effective and efficient management of labor versus optimum, and the timing of marketing spend. These benefits were slightly offset by wage rate inflation and sales deleverage on fixed costs.

General and administrative expenses increased to $4.6 million from $3.7 million in the first quarter of 2016. The increase was primarily driven by employee severance and professional fees incurred in the current quarter, the prior year’s early removal of a short-term incentive compensation accrual and the prior year’s recapture of stock-based compensation associated with an executive departure.

Net (loss) income from continuing operations was a loss of $1.2 million, or $0.18 loss per share, compared to income of $149,000, or $0.02 per share, in the first quarter of 2016. In the first quarter of 2017, the Company recorded $1.1 million of charges related to lease termination costs for two previously refranchised restaurants and the closure of two Company-owned restaurants.

Adjusted net (loss) income from continuing operations, a non-GAAP measure, decreased to a loss of $332,000, or $0.05 loss per share, compared to a loss of $22,000, or $0.00 loss per share, in the first quarter of 2016. A reconciliation between adjusted net (loss) income and its most directly comparable GAAP measure is included in the accompanying financial tables.

Refranchising and Restaurant Optimization Plan

On May 2, 2017, the Company announced its plans to accelerate the refranchising and optimization of its 33 Company-owned restaurants over the next 12 to 24 months. This will permit the Company to shift its resources and energy to the growth and viability of its franchise system, which is paramount to its success. The Company closed two additional underperforming restaurants subsequent to the end of the quarter.

Executive Comments

Mike Lister, CEO, commented “I am proud of the progress we are making in returning our Brand to a position of strength. The Company’s refranchising initiative will allow us to focus tirelessly on supporting our franchisees by improving Guest acquisition and experience through marketing, food and beverage innovation, training and development.”

About Famous Dave’s

The Company develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of May 15, 2017, the Company owns 33 locations and franchises an additional 135 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Conference Call

The Company will host a conference call May 15, 2017, at 3:30 p.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net (loss) income from continuing operations is net (loss) income from continuing operations, plus items such as asset impairment, estimated lease termination and other closing costs, net (loss) gain on disposal of equipment, settlement agreements, stock-based compensation, severance, and the related tax impact. This number is divided by the weighted-average number of basic shares of stock outstanding during each period presented to arrive at adjusted net (loss) income from continuing operations, per share. Adjusted EBITDA is net (loss) income from continuing operations, plus items such as asset impairment, estimated lease termination and other closing costs, depreciation and amortization, interest expense, net, provision (benefit) for income taxes, net (loss) gain on disposal of equipment, settlement agreements, stock-based compensation, and severance.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Dexter Newman – Chief Financial Officer 952-294-1300

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

APRIL 2, 2017 AND APRIL 3, 2016

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016
Revenue:
Restaurant sales, net	$17,977	$18,992
Franchise royalty revenue	3,782	4,110
Franchise fee revenue	—	135
Licensing and other revenue	217	248

Total revenue	21,976	23,485

Costs and expenses:
Food and beverage costs	5,438	6,023
Labor and benefits costs	6,509	6,853
Operating expenses	5,534	5,709
Depreciation and amortization	755	981
General and administrative expenses	4,593	3,720
Asset impairment and estimated lease termination and other closing costs	1,133	8
Net loss (gain) on disposal of property	1	(204)

Total costs and expenses	23,963	23,090

(Loss) income from operations	(1,987)	395

Other expense:
Interest expense	(187)	(178)
Interest income	—	1

Total other expense, net	(187)	(177)

(Loss) income before income taxes	(2,174)	218
Income tax benefit (expense)	928	(69)

Net (loss) income from continuing operations	(1,246)	149
Net income from discontinued operations, net of tax	—	681

Net (loss) income	$(1,246)	$830

Basic net (loss) income per share—continuing operations	$(0.18)	$0.02

Basic net income per share—discontinued operations	$—	$0.10

Basic net (loss) income per share	$(0.18)	$0.12

Diluted net (loss) income per share—continuing operations	$(0.18)	$0.02

Diluted net income per share—discontinued operations	$—	$0.10

Diluted net (loss) income per share	$(0.18)	$0.12

Weighted average shares outstanding—basic	6,954	6,948

Weighted average shares outstanding—diluted	6,954	6,958

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016
Food and beverage costs(1)	30.2%	31.7%
Labor and benefits(1)	36.2%	36.1%
Operating expenses(1)	30.8%	30.1%
Restaurant level operating margin(1)(3)	2.8%	2.1%
Depreciation & amortization(2)	3.4%	4.2%
General and administrative(2)	20.9%	15.8%
(Loss) income from operations(2)	(9.0%)	1.7%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

APRIL 2, 2017 AND JANUARY 1, 2017

(in thousands, except per share data)

	April 2, 2017 (Unaudited)	January 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$4,865	$4,450
Restricted cash	1,796	1,714
Accounts receivable, net	5,474	5,257
Inventories	1,425	1,499
Prepaid expenses and other current assets	5,473	3,531
Assets held for sale	—	1

Total current assets	19,033	16,452
Property, equipment and leasehold improvements, net	25,354	25,912
Other assets:
Intangible assets, net	2,556	2,565
Deferred tax assets	4,229	4,633
Other assets	1,355	1,383

	$52,527	$50,945

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and financing lease obligation	$2,084	$1,371
Accounts payable	6,299	5,311
Accrued compensation and benefits	1,965	1,321
Other current liabilities	4,186	3,140

Total current liabilities	14,534	11,143
Long-term liabilities:
Long-term debt, less current portion	8,608	8,849
Financing lease obligation, less current portion	1,469	2,280
Other liabilities	9,142	8,705

Total liabilities	33,753	30,977

Shareholders’ equity:
Common stock, $0.01 par value, 100,000 shares authorized, 6,958 shares issued and outstanding at April 2, 2017 and January 1, 2017, respectively	66	66
Retained earnings	18,708	19,902

Total shareholders’ equity	18,774	19,968

	$52,527	$50,945

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

APRIL 2, 2017 AND APRIL 3, 2016

(in thousands)

(Unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016
Cash flows from operating activities:
Net (loss) income from continuing operations	$(1,246)	$149
Adjustments to reconcile net (loss) income to cash flows provided by operations:
Depreciation and amortization	755	981
Asset impairment and estimated lease termination and other closing costs	1,133	8
Net loss (gain) on disposal of property	1	(204)
Amortization of deferred financing costs	7	9
Deferred income taxes	348	—
Deferred rent	144	192
Stock-based compensation	107	(54)
Changes in operating assets and liabilities:
Restricted cash	(81)	(115)
Accounts receivable, net	(184)	(428)
Inventories	74	210
Prepaid expenses and other current assets	(2,087)	(105)
Accounts payable	853	240
Accrued compensation and benefits	619	107
Other current liabilities	420	329
Other liabilities	1	(18)

Cash flows provided by continuing operating activities	864	1,301
Cash flows used for discontinued operating activities	—	(785)

Cash flows provided by operating activities	864	516
Cash flows used for investing activities:
Proceeds from the sale of assets	—	1,053
Purchases of property, equipment and leasehold improvements	(104)	(129)

Cash flows (used for) provided by continuing investing activities	(104)	924
Cash flows provided by discontinued investing activities	—	1,150

Cash flows (used for) provided by investing activities	(104)	2,074
Cash flows used for financing activities:
Proceeds from line of credit	—	1,855
Payments of debt issuance costs	(15)	—
Payments on long-term debt and financing lease obligation	(330)	(2,145)

Cash flows used for financing activities	(345)	(290)

Increase in cash and cash equivalents	415	2,300
Cash and cash equivalents, beginning of period	4,450	5,300

Cash and cash equivalents, end of period	$4,865	$7,600

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016
Net (loss) income from continuing operations	$(1,246)	$149
Asset impairment and estimated lease termination and other closing costs	1,133	8
Net loss (gain) on disposal of equipment	1	(204)
Stock-based compensation	107	(54)
Severance	354	—
Tax adjustment	(681)	79

Adjusted net loss from continuing operations	$(332)	$(22)

Basic adjusted net loss per common share from continuing operations	$(0.05)	$—

Diluted adjusted net loss per common share from continuing operations	$(0.05)	$—

Weighted average common share outstanding – basic	6,954	6,948

Weighted average common share outstanding – diluted	6,954	6,958

Net (loss) income from continuing operations	$(1,246)	$149
Asset impairment and estimated lease termination and other closing costs	1,133	8
Depreciation and amortization	755	981
Interest expense, net	187	177
(Benefit) provision for income taxes	(928)	69
Net gain on disposal of equipment	1	(204)
Stock-based compensation	107	(54)
Severance	354	—

Adjusted EBITDA	$363	$1,126